EXHIBIT 11
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                                                  TYCO INTERNATIONAL LTD.
                                               Earnings Per Share Computation
                                          (In thousands, except per share amounts)


                                                                 Quarter Ended                    Nine months Ended
                                                                   March 31,                          March 31,
                                                            -------         -------            -------         -------
                                                             1995            1994               1995             1994
                                                            -------         -------            -------         -------
     Calculation of earnings per share:

     Income before extraordinary item                       $64,955         $49,516           $144,964        $134,986

     Extraordinary item                                           -               -             (2,600)              -
                                                            -------         -------           --------        --------
     Net income                                             $64,955         $49,516           $142,364        $134,986
                                                            =======         =======           ========        ========
     Weighted average common shares
        outstanding during the period                        75,121          71,019             73,221          70,974

     Dilutive effect of the restricted stock
        plan, stock options and warrants
        using the treasury stock method                       1,004           2,870              1,977           2,737
                                                            -------         -------           --------        --------

     Total common equivalent shares                          76,125          73,889             75,198          73,711
                                                            =======         =======           ========        ========

     Earnings per share:

     Before extraordinary item                                 $.85            $.67              $1.93           $1.83

     Extraordinary item                                           -               -              (0.03)              -

     Net income                                                $.85            $.67              $1.89           $1.83


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